Exhibit 99.1

NEWS RELEASE
For Release: Wednesday, February 1, 2012, 3:10 pm Central Time	Contact:	James Hennen, CFO
Phil Nalbone, VP
Vascular Solutions, Inc.
(763) 656-4300

VASCULAR SOLUTIONS REPORTS FOURTH QUARTER RESULTS
-	Net revenue increases 6% to $22.1 million
-	EPS increases 8% to $0.13
-	Maintaining 2012 guidance for 9% revenue growth and 15% EPS growth, excluding one-time items in 2011
-	Finishes year with $13.7 million in cash and no debt after repurchasing $7.8 million of shares during Q4
-	Board authorizes stock repurchase plan of up to one-million shares through December 31, 2012

MINNEAPOLIS, Minnesota – Vascular Solutions, Inc. (Nasdaq:  VASC) today reported financial results for the fourth quarter and full year ended December 31, 2011.  For the quarter, net revenue was $22.1 million, an increase of 6% from the $20.9 million in the fourth quarter of 2010.  U.S. revenue increased 5% to $18.4 million, while international revenue grew 11% to $3.7 million. For the year, net revenue increased by 15% to a record $90.0 million, representing the eighth consecutive year of greater than 10% revenue growth for Vascular Solutions.

Gross margin across all product lines was 65.5%, a modest decline from 65.8% in the year-ago December quarter and a modest improvement on a sequential basis from 65.2% in the third quarter of 2011.  Normal fluctuations in product and geographic mix accounted for the quarterly variations in the level of gross margin.

Operating income for the fourth quarter was $3.5 million, compared to $3.4 million in the year-ago quarter, an increase of 3%.  Operating margin was 15.6%, a decline from 16.4% in the year-earlier quarter, but an improvement on a sequential basis from 12.8% excluding one-time items reported in the third quarter of 2011.

Earnings per diluted share for the fourth quarter was $0.13, compared to $0.87 in the fourth quarter of 2010.  Earnings in the year-ago quarter included $12.9 million, or $0.76 per diluted share, from an income tax benefit that resulted primarily from the recognition of net operating loss carryforwards as a deferred tax asset.  Without the one-time tax benefit in the fourth quarter of 2010, diluted earnings increased 8% to $0.13 compared to $0.12 in the year-earlier quarter.

“In 2011 we continued to grow revenue at rates above the industry average, while at the same time adapting to a tougher operating environment in the second half of 2011 due to increased pricing pressures and competition,” said Howard Root, Chief Executive Officer of Vascular Solutions.  “We experienced some timing delays with our new products in the second half of 2011, but we enter 2012 with the richest product pipeline in the company’s history, and we expect to be very successful with the new reprocessing service for the ClosureFAST® vein catheter that we announced today in collaboration with Northeast Scientific, Inc.  Our basic business model of leveraging our large direct U.S. sales force and network of international distributors with a steady flow of new clinical specialty products has served us well over the last 8 years, and we believe this model will continue to produce superior financial returns in the coming years despite the challenges of the healthcare market.”

Fourth Quarter Net Revenue by Product Line

Net sales of catheter products, the company’s largest product line, increased nearly 15% to $13.7 million in the fourth quarter from the fourth quarter of 2010.

The GuideLiner® catheter resumed strong sales growth in the fourth quarter after a modest sequential dip in the third quarter.  Fourth quarter sales of the GuideLiner catheter were $2.6 million, an increase of nearly 45% from the $1.8 million in the year-ago quarter and an increase of more than 11% from the third quarter.  Vascular Solutions received 510(k) clearance on December 8 for the new V2 version of GuideLiner, and the U.S. roll-out began in mid-December.  The company is awaiting 510(k) clearance for the new accessory Navigation™ catheter, with versions designed for use with the GuideLiner and standard guide catheters, which it anticipates launching in the first half of 2012.

Sales of Pronto® aspiration catheters declined 3% to $5.0 million in the fourth quarter from the fourth quarter of 2010.  “The Pronto business continues to be affected by pricing pressures in the aspiration catheter market and increased competition, as well as by delays in our full-scale launch of the new V4 version,” commented Mr. Root.  “We have taken a number of steps to bolster our aspiration catheter business in 2012, including the U.S. launch in January of an entirely new line of aspiration catheters, called the XL™ extraction catheters, that target large vessels and the dialysis graft de-clot market, as well as the full launch of our Pronto V4 version in the second quarter.”

Other catheter products of note in the fourth quarter included Micro-Introducer kits, which grew by more than 30%; Langston® dual-lumen pressure measurement catheters, which grew by more than 20%; and the SmartNeedle® vascular access devices, which grew by 15%; all compared to the fourth quarter of 2010.

Net sales of hemostat products (mainly consisting of D-Stat® Dry, D-Stat Flowable, and D-Stat Radial) were $5.5 million, down 6% from the year-ago fourth quarter and a 4% decline from the September quarter level.  “The hemostatic patch market remains intensely competitive and price sensitive,” Mr. Root said.  “In mid-2011, we launched the new Silver versions of our D-Stat Dry and Thrombix® products, which add an antimicrobial agent.  We believe these new products will help us maintain our market-leading position in the hemostat patch market in 2012.”

In the vein products category, fourth quarter sales were $2.8 million, essentially flat on a year-over-year basis and a 14% improvement sequentially from the third quarter.  On a year-over-year basis, fourth quarter vein procedure kit sales were down approximately 2%, while laser console sales improved 4%.  On a sequential basis, sales of vein procedure kits increased 12% and sales of laser consoles increased 18%.  “Now that all of our U.S. competitors in the laser vein market have settled their patent litigation and are subject to the same royalty terms going forward as we are, we expect the outlook for our Vari-Lase disposable sales will improve in 2012,” Mr. Root said.  “To further add growth in our vein products category in 2012, our recently launched reprocessing service for the ClosureFast catheter has already received a positive reception to its message of reducing medical waste and lowering costs, which we believe will result in a substantial and quick revenue ramp.”

2011 Financial Highlights

On a GAAP-reported basis, Vascular Solutions’ net revenue for 2011 increased approximately 15% to $90.0 million compared to $78.4 million in 2010.  Excluding the one-time contribution of $2.5 million from accelerated licensing revenue from King Pharmaceuticals recorded in the third quarter of 2011, net revenue growth in 2011 increased 11.5% from 2010.

Gross margin for the full year 2011 was 65.5%, down from 65.8% in 2010.  Operating income improved by 15% to $15.6 million compared to $13.6 million in 2010, representing an operating margin of 17.3% for both years.  Positive one-time items significantly contributed to results in both years.  In 2011, $2.5 million of accelerated licensing revenue ($0.09 per share) and $586,000 from the reduction of estimated earn-out payments ($0.02 per share) both increased reported operating income in the third quarter.  In 2010, $3.5 million of gain from litigation ($0.13 per share) in the first quarter increased operating income.  Excluding the impact of these one-time items in both years, operating income increased by 24% to $12.5 million for 2011 compared to $10.1 million in 2010.  On this adjusted basis, operating margin was 14.3% in 2011 compared to 12.8% in 2010.  On a GAAP basis, earnings per diluted share was $0.57 in 2011 compared to $1.26 in 2010.  Excluding the one-time items in both periods, earnings per diluted share increased 22% to $0.45 in 2011 from $0.37 in 2010.

Management suggests that for purposes of evaluating Vascular Solutions’ operating performance going forward, investors use the 2011 financial results as adjusted for one-time items:  2011 net revenue of $87.4 million and EPS of $0.45.

Financial Guidance

For 2012, Vascular Solutions is maintaining the guidance that management provided on the third-quarter conference call in October.  The company continues to target net revenue for the year of between $94 million and $96 million.  At the mid-point of this projected range, the growth rate would be approximately 9%, excluding the impact of the one-time accelerated licensing revenue of $2.5 million recorded in 2011.  The company continues to project that 2012 net earnings will be between $0.51 to $0.55 per fully diluted share, which would represent an increase of approximately 15% from 2011, excluding the one-time contributions during 2011 of $0.09 per diluted share from the King license revenue and $0.02 per diluted share from a reduction in the estimated earn-out payments associated with the Radius Medical acquisition.  Included in the company’s net earnings projection for 2012 are $2.9 million in non-cash stock-based compensation, $1.4 million in amortization of intangibles and an assumed 38% income tax rate.

For the first quarter of 2012, management is providing guidance for net revenue of between $22.3 million and $22.7 million, which at the mid-point would represent growth of 6% from the first quarter of 2011.  Net income for the first quarter is projected to be between $0.10 and $0.11 per diluted share, an increase of approximately 6% from a corresponding $0.10 per share in the first quarter of 2011.  Included in the net income projection for the first quarter of 2012 are $0.7 million in non-cash stock-based compensation, $0.3 million in amortization of intangibles and an assumed 38% tax rate.

Cash Flow and Balance Sheet Highlights

Vascular Solutions ended the year with $13.7 million in cash and cash equivalents, down from $17.8 million at the end of the third quarter.  During the fourth quarter, the company generated $4.7 million in cash from operations and used cash of $0.6 million for capital expenditures and $7.8 million to repurchase 710,615 shares of common stock under its share repurchase program that expired on December 31.  The company continues to have no debt.  “With our strong balance sheet and working capital flexibility, we continue to look to expand our product offerings through tuck-in acquisitions and the pursuit of additional service and distribution opportunities that leverage our large direct sales force and existing call points to interventional cardiologists, interventional radiologists, electrophysiologists, and vascular surgeons,” Mr. Root said.

Stock Repurchase Plan Authorized

The Board of Directors has authorized a stock repurchase plan under which up to 1,000,000 shares of Vascular Solutions’ common stock may be repurchased prior to December 31, 2012.  Under the plan, shares may be purchased from time to time through open market transactions, block purchases, or private transactions.  The timing of purchases and the number of shares to be purchased will depend on market conditions.  The plan does not obligate the company to acquire any specific number of shares and may be discontinued at any time.  The company intends to fund such repurchase with currently available working capital.  Under Vascular Solutions’ previous stock repurchase plan, which expired December 31, 2011, the company repurchased 902,901 shares at a cost of $9.9 million.

Conference Call & Webcast Information

Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release.  The live web cast may be accessed on the investor relations portion of the company’s web site at www.vasc.com.  An audio replay of the call will be available until Wednesday, February 8, 2012, by dialing 1-888-203-1112 and entering conference ID# 3945548.  A recording of the call will also be archived on the Company’s web site, www.vasc.com until Wednesday, February 8, 2012.  During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.
CONDENSED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(unaudited)		(note)
Revenue:
Product revenue	$22,009	$20,664	$86,589	$77,419
License and collaboration revenue	88	213	3,367	1,024
Total revenue	22,097	20,877	89,956	78,443

Product costs and operating expenses:
Cost of goods sold	7,582	7,076	29,844	26,465
Collaboration expenses	-	-	-	175
Research and development	2,699	2,330	10,240	9,524
Clinical and regulatory	1,005	990	4,332	3,551
Sales and marketing	5,808	5,747	24,126	23,188
General and administrative	1,337	1,145	4,997	5,183
Litigation	-	-	-	(3,529)
Amortization	210	156	831	304
Operating earnings	3,456	3,433	15,586	13,582

Interest expense	(3)	(5)	(13)	(20)
Interest income	4	8	16	38
Foreign exchange gain/(loss)	(7)	(25)	110	(42)
Earnings before tax	3,450	3,411	15,699	13,558

Income tax expense (benefit)	1,291	(11,561)	5,960	(7,819)
Net earnings	$2,159	$14,972	$9,739	$21,377

Net earnings per share - basic	$0.13	$0.90	$0.59	$1.30
Weighted average shares used in calculating - basic	16,461	16,566	16,638	16,478
Net earnings per share - diluted	$0.13	$0.87	$0.57	$1.26
Weighted average shares used in calculating - diluted	16,981	17,138	17,184	17,008

VASCULAR SOLUTIONS, INC.
CONDENSED BALANCE SHEETS

	December 31,	December 31,
	2011	2010
	(note)	(note)
ASSETS
Current assets:
Cash and cash equivalents	$13,726	$17,360
Accounts receivable, net	11,728	11,055
Inventories	14,788	12,601
Prepaid expenses	1,624	1,760
Current portion of deferred tax assets	5,500	6,000
Total current assets	47,366	48,776
Property and equipment, net	5,607	5,320
Goodwill	8,117	5,825
Intangible assets, net	7,948	6,146
Deferred tax assets, net of current portion and liabilities	7,445	12,390
Total assets	$76,483	$78,457

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$8,716	$9,849

Long-term deferred revenue and contingent consideration, net of current portion	1,061	4,505

Shareholders’ equity:
Total shareholders’ equity	66,706	64,103
Total liabilities and shareholders’ equity	$76,483	$78,457
Note: Derived from the audited financial statements at that date.

VASCULAR SOLUTIONS, INC.
SUPPLEMENTARY OPERATIONS DATA
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(unaudited)		(note)
Net earnings	$2,159	$14,972	$9,739	$21,377
Revenue:
Additional license revenue(1)	-	-	2,517	-

Expenses:
Amortization of intangibles(2)	210	156	831	304
Adjustment of contingent consideration(3)	-	-	586	-
Litigation (gain)(4)	-	-	-	(3,529)
Non-cash stock-based compensation	458	497	2,250	2,074
Income tax expense (benefit)(5)	1,291	(11,561)	5,960	(7,819)

Note: Derived from the audited financial statements at that date.

(1)
On July 6, 2011, King Pharmaceuticals, Inc. (King) notified the company that it was terminating the development of the company’s Thrombi-Paste products and terminating efforts to obtain the surgical indication for the company’s Thrombi-Gel products.  As a result of King making the decision not to proceed, the company recognized additional license revenue of $2.5 million in 2011 which represents the remaining deferred license revenue originally allocated to the Thrombi-Paste products and the surgical indication of the Thrombi-Gel products as part of the agreements entered into with King in 2007.  Starting in the fourth quarter of 2011, amortization of the deferred revenue will be $51,000 per quarter for the remainder of the 10-year license period, reflecting the remaining amortization allocated to the continuing topical use indication of the Thrombi-Gel and Thrombi-Pad® products.

(2)
On April 30, 2010 the company acquired the assets related to the SmartNeedle® products from Escalon Vascular Access, Inc.  On October 20, 2010 the company acquired the assets related to the snare and retrieval product line business from Radius Medical Technologies, Inc.  On January 27, 2011 the company acquired the assets related to the Guardian® hemostasis valves from Zerusa Limited.  As part of these asset purchases, the company allocated $8.3 million to purchased technology and other intangibles that is being amortized over a period of 9 – 11 years.

(3)
On September 30, 2011, in accordance with accounting rules (ASC 805), the company reduced by $586,000 its estimate of the future earn-out payments to be made in connection with the October 2010 acquisition of the interventional snare and retrieval business of Radius Medical, Inc., which reduced general and administrative expenses by the same amount.  The Company may make additional adjustments in its estimate of the earn-out in future periods as warranted by future sales results of the interventional snare and retrieval products.

(4)	On January 22, 2010 the Company received $3.5 million as payment of the monetary judgment in a product defamation lawsuit brought by Vascular Solutions against Marine Polymer Technologies, Inc.

(5)
Through the third quarter of 2008, the company maintained a full valuation on its deferred tax assets.  Thereafter, the company began to record recurring income tax expense at estimated rates in each reporting period.  As of December 31, 2010, the company determined that it is more likely than not that the company would be able to realize substantially all of its remaining deferred tax assets in the future, and as a result recorded a $12.9 million income tax benefit for the year ended December 31, 2010. The company continues to assess the potential realization of its deferred tax assets on an annual basis, or an interim basis if circumstances warrant.

About Vascular Solutions

Vascular Solutions, Inc. is an innovative medical device company that focuses on developing unique clinical solutions for coronary and peripheral vascular procedures.  The company’s product line consists of over 50 products and services in three categories: catheter products, hemostat products and vein products.  Vascular Solutions delivers its products and services to interventional cardiologists, interventional radiologists, electrophysiologists and vascular surgeons through its direct U.S. sales force and international independent distributor network.

All listed trademarks are the property of Vascular Solutions, Inc. with the exception of ClosureFast, which is a registered trademark of Tyco Healthcare Group, LP.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2011 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, lack of sustained profitability, exposure to intellectual property claims, significant variability in quarterly results, exposure to possible product liability claims, the development of new products by others, doing business in international markets, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vasc.com.
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